Exhibit 99.1

HEIDRICK & STRUGGLES

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES ELEVATES SENIOR LEADERSHIP

IN EUROPE AND THE AMERICAS

New Management Appointments Support Achieving Profitability Goals

CHICAGO (March 22, 2005)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced two leadership appointments consistent with previously announced plans to build on the company’s financial performance in 2004 by enhancing profitability in 2005 and beyond. The appointments give new operating authority to two members of the company’s Global Leadership Team.

Effective April 1, 2005, Kevin Kelly, Regional Managing Partner, Asia Pacific, will become President, Europe, Middle East, Africa (EMEA). For the immediate future, Kelly will also remain in his current role; the company expects to name a replacement for that role at a later date. Also, Bonnie W. Gwin, Regional Managing Partner, Americas, will become President, Americas. This change reflects the added responsibility she has assumed with the addition of the company’s Latin American offices to the North American responsibilities she has had since January 1, 2004.

“These appointments recognize the strong leadership Bonnie and Kevin have provided in their respective regions,” said Thomas J. Friel, Chairman and Chief Executive Officer of Heidrick & Struggles. “Under Kevin’s leadership, Asia Pacific has had the highest growth rate and one of the highest profit margins of any of our regions, while Bonnie led North America to more than $200 million in revenues in 2004. Both Kevin and Bonnie have proven themselves to be highly successful global leaders, and will play an important role in the future success of the company.”

Kelly, 39, currently based in Tokyo, joined Heidrick & Struggles in 1997. Previously, he was a Partner at another global search firm in charge of its Tokyo operation. Kelly holds a bachelor’s degree from George Mason University in Fairfax, Virginia, and an MBA from Duke University’s Fuqua School of Business.

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Gwin, 45, based in Cleveland, also joined Heidrick & Struggles in 1997. Previously, she served as Regional Managing Partner, North America and Managing Partner of the company’s Midwest region, overseeing the Chicago, Cleveland and Toronto offices, among other roles. Prior to joining the company, she spent almost 13 years with IBM Corporation. Gwin holds a combined bachelor’s and master’s degree from the Georgetown University School of Foreign Service.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

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Contact

Eric Sodorff

+1 312 496-1613 or esodorff@heidrick.com